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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of
  the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 021838

                       Industrial Scientific Corporation
            (Exact name of registrant as specified in its charter)

                               1001 Oakdale Road
                               Oakdale, PA 15071
                                (412) 788-4853
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
           (Title of each class of securities covered by this Form)

                                     None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate Rule provisions relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)  (1)  (i)  (x)              Rule 12h-3(b)  (1)  (ii)  ( )
   Rule 12g-4(a)  (1)  (ii) ( )              Rule 12h-3(b)  (2)  (i)   ( )
   Rule 12g-4(a)  (2)  (i)  ( )              Rule 12h-3(b)  (2)  (ii)  ( )
   Rule 12g-4(a)  (2)  (ii) ( )              Rule 15d-6                ( )
   Rule 12h-3(b)  (1)  (i)  ( )

                   Approximate number of holders of records
                  as of the certification or notice date: 155

     Pursuant to the requirements of the Securities Exchange Act of 1934, Industrial Scientific Corporation caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 29, 1999                  By:  Industrial Scientific Corporation

                                            By:     /s/  James P. Hart
                                                -------------------------
                                            Name:   James P. Hart
                                            Title:  Vice president and Chief
                                                    Financial Officer